                               UNITED STATES

                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the

                      Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported) March 25, 2009

              DREXEL BURNHAM LAMBERT REAL ESTATE ASSOCIATES II

           (Exact name of Registrant as specified in its charter)

New York	2-85829	13-3202289
(State or other jurisdiction	(Commission	(I.R.S. Employer
Of incorporation or	File Number	Identification Number)
Organization)

                               55 Beattie Place

                             Post Office Box 1089

                       Greenville, South Carolina 29602

                   (Address of principal executive offices)

                                (864) 239-1000

                          (Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Drexel Burnham Lambert Real Estate Associates II, a New York limited partnership (the “Registrant”), owns Presidential House Apartments (“Presidential House”), a 203-unit apartment complex located in North Miami Beach, Florida.   On March 25, 2009 (the “Effective Date”), the Registrant entered into a Purchase and Sale Contract (the “Purchase Agreement”) with a third party, Advenir, Inc., a Florida corporation (the “Purchaser”), to sell Presidential House to the Purchaser for a total sales price of $12,800,000.

The following is a summary of the terms and conditions of the Purchase Agreement, which summary is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as an exhibit.

PURCHASE PRICE.  The total purchase price is $12,800,000, subject to certain prorations and adjustments at the closing.  The Purchaser delivered an initial deposit (the “Initial Deposit”) of $128,000 to the escrow agent.

FEASIBILITY PERIOD.  The feasibility period ends on April 24, 2009.  On or before the expiration of the feasibility period, the Purchaser is required to deliver an additional deposit of $128,000. If the Purchaser fails to notify the Registrant in writing of its intent to terminate the Purchase Agreement prior to the end of the feasibility period, the Initial Deposit will become non-refundable. If the Purchaser notifies the Registrant in writing of its intent to terminate the Purchase Agreement prior to the end of the feasibility period, the Initial Deposit less $35,000 will be returned to the Purchaser.

LOAN ASSUMPTION AND APPROVAL PERIOD.  The Purchaser agreed that at closing, the Purchaser will assume the Registrant’s obligations with respect to the first and second mortgages encumbering Presidential House.  The Purchaser is responsible for submitting the loan assumption application within 15 days after the Effective Date.  The Purchaser agreed to exercise good faith efforts to obtain the loan assumption and release on or before 45 days after the Effective Date of the Purchase Agreement.  The Purchaser has the right to extend the loan assumption approval period to 75 days after the Effective Date for the sole purpose of obtaining lender approval by delivering written notice to the Registrant five business days prior to May 11, 2009, and providing an additional deposit of $50,000 to the escrow agent.

CLOSING.   The expected closing date of the transaction is May 26, 2009. If Purchaser exercises its loan assumption extension right, then the closing date will be automatically extended to the earlier to occur of (i) 15 days after receipt of the lender’s approval of the loan assumption and (ii) June 24, 2009. The Registrant has the option, by delivering written notice to Purchaser, to extend the closing date for 45 days. The closing is also subject to customary closing conditions and deliveries.

COSTS AND FEES.  The Purchaser will pay (i) any sales, use, gross receipts or similar taxes, (ii) any costs related to its title policy, (iii) all documentary stamp taxes imposed on the assumption of the loans, and (iv) one-half of the customary title closing costs of the escrow agent not to exceed $250.  The Registrant will pay (i) the base premium for its title policy and (ii) one-half of the customary closing costs of the escrow agent.  Any transfer taxes imposed on the conveyance and the recording of the deed will be allocated 75% to Registrant and 25% to Purchaser.

REPRESENTATIONS AND WARRANTIES.  The Registrant and the Purchaser each made limited representations and warranties to the other.

RISK OF LOSS.  The risk of loss or damage to Presidential House by reason of any insured or uninsured casualty during the period through and including the closing date in excess of $1,280,000 is not the obligation of the Registrant. The Registrant agreed to notify the Purchaser in writing of such damage or destruction and Purchaser may within 10 days notify the Registrant in writing of its election to terminate the contract.  With respect to any loss or damage equal to or less than $1,280,000, the Registrant will either complete repairs if possible prior to the closing date or assign any insurance proceeds to the Purchaser.  The Registrant must maintain in full force and effect until the closing date all existing insurance coverage on Presidential House.

ASSIGNMENT.  With the exception of an assignment to an affiliate of the Purchaser, the Purchase Agreement is not assignable by the Purchaser without the prior written approval of the Registrant.

DEFAULTS AND REMEDIES.  If the Purchaser defaults on its obligations to deliver when required any required deposits, the purchase price or any other specified deliveries, then the Purchaser will forfeit its deposits to the Registrant, and neither the Purchaser nor the Registrant will be obligated to proceed with the purchase and sale.  The Registrant expressly waived the remedies of specific performance and additional damages for defaults by the Purchaser.

If the Registrant, prior to the closing, defaults in its representations, warranties, covenants, or obligations, then the Purchaser has the option of (i) terminating the Purchase Agreement, receiving a return of its deposits and recovering, as its sole recoverable damages its documented direct and actual out-of-pocket expenses and costs up to $75,000 or (ii) seeking specific performance of the Registrant’s obligation to deliver the deed pursuant to the Purchase Agreement.

Item 9.01   Financial Statements and Exhibits

(d)   Exhibit

10.15       Purchase and Sale Contract between Drexel Burnham Lambert Real Estate Associates II, a New York limited partnership, and Advenir, Inc., a Florida corporation, dated March 25, 2009.*

*Schedules and supplemental materials to the exhibit have been omitted but will be provided to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DREXEL BURNHAM LAMBERT REAL ESTATE ASSOCIATES II

By:   DBL Properties Corporation

Its General Partner

By:   /s/Stephen B. Waters

Stephen B. Waters

Vice President

Date: March 31, 2009